EXHIBIT 99

                  PRESS RELEASE OF WEBSTER CITY FEDERAL BANCORP



                                                                   July 21, 2003
                                                           FOR IMMEDIATE RELEASE

                                           Contact: Phyllis A. Murphy, President
                                                     and Chief Executive Officer
                                                              Tel (515) 832-3071



                          WEBSTER CITY FEDERAL BANCORP
                           DIVIDEND AND EARNINGS NEWS


Webster City Federal Bancorp has announced a cash dividend of $.25 per share for the quarter ended June 30, 2003. The dividend will be payable to shareholders of record as of August 5, 2003 and will be paid on August 21, 2003. WCF Financial, M.H.C., owner of 1,150,000 of the total outstanding shares of 1,886,186, has announced that it has waived the right to receive the dividend. Accordingly, the dividend will be paid on 736,186 marketable shares owned by the minority stockholders.

The Company reported consolidated net earnings of $300,841 or $.16 per share for the quarter ended June 30, 2003 compared to $370,602 or $.20 per share earned by the Company for the same period the prior year.

Consolidated net earnings of the Company for the six month period ended June 30, 2003 were $606,412 or $.32 per share compared to $720,742 or $.38 per share for the same period the prior year.

Webster City Federal Bancorp is the holding company for Webster City Federal Savings Bank. The company trades under the Nasdaq symbol of WCFB.